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                                                                                          EXHIBIT 12


                                          THE FINOVA GROUP INC.
                        COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                                      AND PREFERRED STOCK DIVIDENDS
                                               As Restated
                                         (Dollars in Thousands)
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                                                                Year Ended December 31,
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                                                   1998        1997       1996       1995       1994
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
Income from continuing operations before
  income taxes                                   $266,297   $224,191   $188,288   $153,883   $125,706

Add fixed charges:
  Interest expense                                478,177    414,650    365,603    337,188    210,256

  One-third of rent expense                         3,854      2,789      2,368      2,084      2,053
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Total fixed charges                               482,031    417,439    367,971    339,272    212,309
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Income as adjusted                               $748,328   $641,630   $556,259   $493,155   $338,015
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Ratio of income to fixed charges                     1.55       1.54       1.51       1.45       1.59
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Preferred stock dividends on a pre-tax basis     $  6,325   $  6,676   $          $          $

Total combined fixed charges and
    preferred stock dividends                    $488,356   $424,115   $367,971   $339,272   $212,309
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Ratio of income to combined fixed charges
    and preferred stock dividends                    1.53       1.51       1.51       1.45       1.59
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